B.1.	CODE OF ETHICS--RETAIL AND INSTITUTIONAL

Applicable to			Institutional and Retail Accounts; All Invesco U.S.
employees
Risk Addressed by Policy			employee conduct violating Invesco Advisers,
Inc.'s fiduciary duty to its clients, or creating even
an appearance of impropriety
Relevant Law and Other Sources			Investment Advisers Act of 1940
Last Tested Date			2009
Policy/Procedure Owner			Advisory Compliance
Policy Approver			Invesco Risk Management Committee
Approved/Adopted Date			January 1, 2010

The following policies and procedures apply to all institutional accounts, clients and funds and all retail funds managed by Invesco Advisers, Inc. (“Invesco”).

A. POLICY STATEMENT

Invesco has a fiduciary relationship with respect to each portfolio under management. The interests of Invesco’s clients and of the shareholders of Invesco's clients take precedence over the personal interests of Invesco and Invesco employees. For this reason, Invesco maintains a Code of Ethics.

It is maintained separately from the Compliance Manual and can be found at the following link:

http://sharepoint/sites/Compliance-COE-NA/Training/default.aspx

B. OPERATING PROCEDURES AND RESPONSIBLE PARTIES

The Code of Ethics policy covers the following areas:

·	Personal Investing
	o	Blackout periods
	o	De Minimis exemptions
	o	Short-term Trading
	o	IPO’s
	o	Restricted List
	o	Brokerage Accounts
	o	Reporting Requirements
	o	Private Securities
·	Compliance with Laws, Rules and Regulations; Reporting of Violations

January, 2010			B.1. - 1

· Limits on Personal Investing
· Reporting of Potential Compliance Issues
· Sanctions
· Exceptions of the Code

Personal Trading Sanctions and Guidelines

Invesco has a Personal Trading Sanctions and Guidelines Policy that provides guidance to the Invesco Compliance department in fairly and consistently administering sanctions when breaches of the Invesco Code of Ethics and the codes of its US affiliates or the Personal Trading Policy (“the Policy”) in Canada occur.
Please see the Personal Trading Sanctions and Guidelines section of this Compliance
Manual.

If you have Code of Ethics related questions, you can contact the following:
• Telephone Hotline: 1-877-331-CODE [2633]
• E-Mail: CodeofEthics(North America)@invesco.com

C. RECORDKEEPING

Records are maintained in accordance with Invesco's Recordkeeping Policy.

January, 2010	B.1. - 1